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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of State Farm Mutual Fund Trust on Form N-1A of our report dated February 11, 2005, relating to the financial statements which appears in the December 31, 2004 Annual Report to Interestholders of the Active Stock Master Portfolio, CoreAlpha Bond Master Portfolio, International Index Master Portfolio, LifePath Retirement Master Portfolio, LifePath 2010 Master Portfolio, LifePath 2020 Master Portfolio, LifePath 2030 Master Portfolio, LifePath 2040 Master Portfolio, Russell 2000 Index Master Portfolio and the S&P 500 Index Master Portfolio, each a portfolio of Master Investment Portfolio, which is also incorporated by reference into the Registration Statement.

PricewaterhouseCoopers, LLP

San Francisco, California
April 27, 2005